ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
 of
INSMED INCORPORATED
TO CREATE A NEW SERIES OF PREFERRED STOCK
DESIGNATED AS
SERIES B CONDITIONAL CONVERTIBLE PREFERRED STOCK

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act

I.

The name of the corporation is Insmed Incorporated (the “Company”).

II.

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, the Articles of Incorporation are hereby amended to create a new series of shares of Preferred Stock, designated as “Series B Conditional Convertible Preferred Stock” by adding the following additional paragraph after the last paragraph of Article III:

10.           Series B Conditional Convertible Preferred Stock

(a) Designation.  The designation of the series of preferred stock of the Company is “Series B Conditional Convertible Preferred Stock”, par value $0.01 per share (the “Series B Preferred Stock”).  Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

(b) Number of Shares.  The authorized number of shares of Series B Preferred Stock is 92,000,000.  Shares of Series B Preferred Stock that are purchased or otherwise acquired by the Company, shall revert to authorized but unissued shares of Preferred Stock.

(c) Defined Terms.  As used herein with respect to the Series B Preferred Stock:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Articles of Amendment” shall mean these Articles of Amendment relating to the Series B Preferred Stock, as it may be amended from time to time.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended from time to time, including by these Articles of Amendment.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the Original Issue Date, as they may be amended from time to time.

“Capital Stock” shall mean: (1) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (2) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (3) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Change of Control” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a pledge or grant of a security interest to a bona fide lender; (2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise a majority of the total voting power of all classes of Voting Stock of the Company; (3) the Company merges or consolidates with or into any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) merges with or into the Company and, as a result of such transaction, the shareholders of the Company immediately prior to such transaction shall Beneficially Own less than a majority of the total voting power of all classes of Voting Stock of the Company; or (4) the Company engages in any recapitalization, reclassification or other transaction in which a majority of the Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than a merger, consolidation, recapitalization, reclassification or other transaction (A) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; (B) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or (C) where the Voting Stock of the Company outstanding immediately prior to such transaction is converted or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

For purposes of this definition, (i) any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clauses (2) and (3) above, provided that no “person” or “group” (other than another such holding company) Beneficially Owns, directly or indirectly, a majority of the voting power of the Voting Stock of such holding company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Close of Business” shall mean 5:00 p.m., eastern time, on any Business Day.

“Closing Price” shall mean, with respect to a share of Capital Stock of a Person, on the applicable Trading Day (a) if the Capital Stock is listed on a national securities exchange, the closing price per share of Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Capital Stock is then listed or admitted to trading; or (b) if the Capital Stock is not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices on the automatic quotation system on which the Capital Stock is then listed, as reported by Bloomberg Financial Markets (or any successor thereto); or (c) if on any such date the Capital Stock is not quoted on any such automatic quotation system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Capital Stock selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors and the holders of at least 62.5% of the then outstanding Series B Preferred Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall mean Insmed Incorporated, a corporation organized and existing under the laws of the Commonwealth of Virginia, and any successor thereof.

“Conversion Price” shall mean $0.7114, subject to adjustment as set forth in Paragraph (g) of this Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means: (1) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (2) any self-regulatory organization; or (3) any political subdivision of any of the foregoing.

“Junior Stock” shall mean the Common Stock, the Series A Preferred Stock and any other class or series of Capital Stock that ranks junior to the Series B Preferred Stock (i) as to the payment of dividends or (ii) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

“Mandatory Conversion Date” shall mean the date the Shareholder Approval is obtained.

“Milestone Date” shall mean the earlier of (i) December 1, 2011 and (ii) the first date upon which at least 50 patients have been given at least one dose in Phase III clinical trials for Arikace™, but in no event earlier than September 1, 2011.

“Original Issue Date” shall mean December 1, 2010.

“Original Holders” shall mean the holders of the Series B Preferred Stock as of the Original Issue Date and their respective Affiliates and any limited partners, members or other similar equity holders of any holder of Series B Preferred Stock as of the Original Issue Date that receive shares of Series B Preferred Stock as a distribution pursuant to such holder’s limited partnership agreement, limited liability company agreement, operating agreement or similar governing document.

“Parity Stock” shall mean any class or series of Capital Stock that ranks equally with the Series B Preferred Stock both (i) in the priority of payment of dividends and (ii) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series B Preferred Stock.

“Record Date” shall mean the date fixed for determination of shareholders of the Company entitled to notice of or to vote at any meeting of shareholders of the Company or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of the shareholders of the Company for any other proper purpose (whether such date is fixed by the Board of Directors or by statute, contract, these Articles of Amendment or otherwise).

“Series A Preferred Stock” shall mean the Series A Junior Participating Preferred Stock of the Company.

“Series B Preferred Stock” shall have the meaning ascribed to it in Paragraph (a) of this Section 10.

“Shareholder Approval” shall mean all approvals of the shareholders of the Company necessary to approve, for purposes of the NASDAQ Listing Rules, the conversion of the Series B Preferred Stock into shares of Common Stock.

“Stated Value” shall mean $0.7114 per share of Series B Preferred Stock, which may increased as provided in Paragraph (d)(2) of this Section 10. The Stated Value shall be equitably adjusted from time to time by the Board of Directors to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Series B Preferred Stock), reorganization, recapitalization, reclassification or similar change with respect to shares of Series B Preferred Stock having a Record Date on or after the Original Issue Date.

“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Company owns at least 50% of the Voting Stock of such entity.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading; provided that if the Common Stock is not listed or admitted to trading on a national securities exchange, Trading Day shall mean any Business Day on which the NASDAQ Capital Market is generally open.

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

(d) Dividends.

1.           In the event that the Company shall declare a dividend or make any other distribution (including in cash, in Capital Stock (including any options, warrants or other rights to acquire Capital Stock) of the Company, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement, or other property or assets) to holders of Common Stock, then the Board of Directors shall declare, and the holder of each share of Series B Preferred Stock shall be entitled to receive, a dividend or distribution, as applicable, in an amount equal to the amount of such dividend or distribution, as applicable, received by a holder of the number of shares of Common Stock for which such share of Series B Preferred Stock is convertible on the Record Date for such dividend or distribution (whether or not such holder of shares of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such date).  Any such amount shall be paid to the holders of shares of Series B Preferred Stock at the same time such dividend or distribution, as applicable, is paid to holders of Common Stock.

2.           Commencing on the Milestone Date, in addition to participation in dividends on Common Stock as set forth in Paragraph (d)(1) of this Section 10, holders of shares of Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock, dividends at an annual rate of 12.5% of the Stated Value payable at the end of each six month period following the Milestone Date.  Dividends payable pursuant to this Paragraph (d)(2) with respect to any share of Series B Preferred Stock shall accrue daily from and after the Milestone Date, whether or not the Company has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year.  Dividends that are payable on shares of Series B Preferred Stock pursuant to this Paragraph (d)(2) shall be payable in cash except that, at the option of the Board of Directors, such dividends may be paid in kind by increasing the Stated Value by the amount of such dividend.  Dividends that are payable on shares of Series B Preferred Stock shall be payable to holders of record of the shares of Series B Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be no more than sixty (60) days or less than ten (10) days prior to the date fixed for payment thereof.

3.           The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

(e) Liquidation Rights.

1.           Voluntary or Involuntary Liquidation.  In the event of (i) any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or (ii) any Change of Control (clauses (i) and (ii) are herein referred to as a “Deemed Liquidation Event”), holders of the Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (x) the sum of (A) the Stated Value per share of Series B Preferred Stock plus (B) an amount per share of Series B Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series B Preferred Stock is entitled to receive pursuant to Paragraph (d)(2) of this Section 10 to but excluding the date fixed for such Deemed Liquidation Event, if any, and (y) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock that such holder of Series B Preferred Stock would have been entitled to receive had it converted such Series B Preferred Stock immediately prior to the date fixed for such Deemed Liquidation Event (whether or not such holder of shares of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such date) (such greater amount being the “Series B Liquidation Amount”).  To the extent such amount is paid in full to all holders of Series B Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

2.           Partial Payment.  If, in connection with any distribution described in Paragraph (e)(1) of this Section 10, the assets of the Company or proceeds thereof are not sufficient to pay the Series B Liquidation Amount in full to all holders of Series B Preferred Stock and all holders of Parity Stock, if any, the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate amounts payable to the holders of Series B Preferred Stock and the amounts payable to holders of all such other Parity Stock pursuant to Paragraph (e)(1) of this Section 10.

(f) Conversion.

1.           Mandatory Conversion.  Each share of Series B Preferred Stock shall be automatically converted, immediately at the Close of Business on the Mandatory Conversion Date, with no further action required to be taken by the Company or the holder thereof, into the number of shares of Common Stock equal to the number obtained by dividing (x) the sum of (A) the Stated Value plus (B) except to the extent paid in cash as contemplated by Paragraph (f)(2) of this Section 10 at the time of the conversion, an amount per share of Series B Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series B Preferred Stock is entitled to receive pursuant to Paragraph (d)(2) of this Section 10 through, but excluding, the conversion date, if any, by (y) the Conversion Price in effect at such time.  Immediately upon conversion as provided herein (i) each holder of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series B Preferred Stock, notwithstanding that the share register of the Company shall then be closed or that book-entry evidence shall not then actually be delivered to such Person and (ii) each converted shares of Series B Preferred Stock as provided herein shall be retired and cancelled automatically with no further action required to be taken by the Company or the holder thereof.  As promptly as practicable on or after the Mandatory Conversion Date (and in any event no later than five Trading Days thereafter), the Company shall provide notice to the holders of the Series B Preferred Stock of the occurrence of the Mandatory Conversion Date, which notice shall set forth procedures for the surrender of the shares of Series B Preferred Stock which have been converted to the office of the Company.  The Company shall promptly issue the number of whole shares of Common Stock issuable upon conversion against the surrender of the shares of Series B Preferred Stock.  Any shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock shall be delivered by the Company to the appropriate holder on a book-entry basis.  To the extent that Company has a shareholders rights plan, “poison pill” or similar arrangement in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, the holders thereof will receive, in addition to the shares of Common Stock, the rights under such shareholders rights plan, “poison pill” or similar arrangement.

2.           Option to Pay Accrued Dividends in Cash.  When shares of Series B Preferred Stock are converted pursuant to this Paragraph (f), all dividends accrued but not yet paid on the Series B Preferred Stock so converted from and including the Milestone Date to and including the date of conversion may, at the election of the Company, be paid, in whole or in part, in cash; it being understood that the amount of any accrued dividend so paid in cash shall reduce the amount added to the Stated Value pursuant to clause (B) of Paragraph (f)(1) of this Section 10.

3.           Common Stock Reserved for Issuance.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock and Series A Preferred Stock, solely for issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock (and associated rights evidenced by the Series A Preferred Stock) as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.  Any shares of Common Stock (and associated rights evidenced by the Series A Preferred Stock) issued upon conversion of Series B Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be free from any preemptive rights or similar rights and any liens, charges, security interest or other encumbrances (unless created by the holder thereof).  The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

4.           Taxes.  The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

5.           No Impairment.  The Company will not by amendment of its Articles of Incorporation or through any or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Articles of Amendment and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

6.           Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series B Preferred Stock so converted at one time by the same holder, the Company shall pay in cash an amount equal to the product of (i) the Closing Price of a share of Common Stock on the last Trading Day before the Mandatory Conversion Date and (ii) such fraction of a share of Common Stock otherwise issuable upon conversion of the shares of Series B Preferred Stock.

(g) Conversion Price Adjustments.  The Conversion Price shall be adjusted from time to time (successively and for each event described) by the Company as follows:

1.         In the event that the Company shall at any time or from time to time after the Original Issue Date (i) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series B Preferred Stock in the manner provided in Paragraph (d)(1) of this Section 10) on the outstanding shares of Common Stock in capital stock (which, for purposes of this Paragraph (g) shall include, without limitation, any options, warrants or other rights to acquire Capital Stock) of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, (iv) issue any shares of its capital stock in a reclassification of the Common Stock or (v) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series B Preferred Stock in the manner provided in Paragraph (d)(1) of this Section 10) on the outstanding shares of Common Stock in securities of the Company pursuant to a shareholder rights plan, “poison pill” or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be increased or decreased, as applicable, (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series B Preferred Stock been converted immediately prior to the occurrence of such event (whether or not such holder of shares of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such date).  An adjustment made pursuant to this Paragraph (g)(1) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the Close of Business on the Record Date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the Close of Business on the day upon which such corporate action becomes effective.

2.           In the event that the Company, at any time or from time to time after the Original Issue Date, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Paragraph (g)(1) of this Section 10 (but not including any action described in any such Paragraph and without any duplication of any adjustments made pursuant to such Paragraphs) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be decreased, if applicable, in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be sent to the holders of the Series B Preferred Stock).  For the avoidance of doubt, in no event shall the Conversion Price be increased pursuant to the provisions of this Paragraph (g)(2).

3.           Notwithstanding anything herein to the contrary, no adjustment under this Paragraph (g) need be made to the Conversion Price unless such adjustment is greater than one-tenth of one cent per share.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.  Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series B Preferred Stock pursuant to Paragraphs (f)(1) and (f)(2) of this Section 10.

(h) Redemption.

1.           Election.  At the written election (the “Series B Election”) of the holders of at least 62.5% of the then outstanding shares of Series B Preferred Stock made at any time on or after the fifth year anniversary of the Original Issue Date, the Company shall call for redemption, and shall redeem all, and not less than all, of the outstanding shares of Series B Preferred Stock on the date set forth in the Series B Election, provided that such date shall be at least 180 days after delivery to the Company of the Series B Election (the “Series B Redemption Date”), provided that if the Series B Redemption Date falls on a day other than a Business Day, the Series B Redemption Date shall be the next succeeding Business Day.  The redemption price per share (the “Series B Redemption Price”) shall be equal to the greater of (x) the sum of (a) the Stated Value per share of the Series B Preferred Stock plus (b) an amount per share of Series B Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series B Preferred Stock is entitled to receive pursuant to Paragraph (f)(2) of this Section 10 to but excluding the date fixed for such redemption, if any, and (y) the product of (a) the Market Price per share of Common Stock and (b) the number of shares of Common Stock that such holder of Series B Preferred Stock would have been entitled to receive had it converted each such share of Series B Preferred Stock (whether or not such holder of Series B Preferred Stock had been eligible to convert its shares of Series B Preferred Stock on such Series B Redemption Date).  For purposes of this Paragraph (h)(1), “Market Price” means the average Closing Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the Redemption Date.

2.           Notice of Redemption.  Promptly following receipt of a Series B Election the Company shall provide written notice (the “Series B Redemption Notice”) to all holders of Series B Preferred Stock entitled to redemption under this Paragraph (h).  Such Series B Redemption Notice shall set forth (i) the Series B Redemption Date and place of redemption; (ii) that all shares of Series B Preferred Stock held by such holder are to be redeemed; and (iii) the Series B Redemption Price.

3.           Procedures.  If, on or before the Series B Redemption Date, the funds necessary for such redemption shall have been set aside by the Company and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Series B Preferred Stock, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such Series B Redemption Date, and all rights of holders of such shares so called for redemption shall forthwith, after such Series B Redemption Date, cease and terminate with respect to such shares, excepting only the right to receive the applicable Series B Redemption Price to which they are entitled.  Any interest accrued on funds so deposited and unclaimed by shareholders entitled thereto shall be paid to such shareholders at the time their respective shares are redeemed or to the Company at the time unclaimed amounts are paid to it.  In case any holder of Series B Preferred Stock shall not, within one (1) year after the final Series B Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company, shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Company for the payment thereof.  Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Company forthwith.

4.           Failure to Redeem.  If the funds of the Company legally available for redemption of shares of Series B Preferred Stock on the Series B Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the holders of the Series B Preferred Stock, ratably among the holders thereof in proportion to the redemption amounts otherwise payable to them, in the maximum amount of the Series B Redemption Price to which such holders of Series B Preferred Stock are entitled.  The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.   At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series B Preferred Stock, such funds will be used to redeem the remaining balance of any shares of Series B Preferred Stock that were required to be redeemed at the prior Series B Redemption Date.  Notwithstanding anything to the contrary contained herein, interest shall accrue on any shares of Series B Preferred Stock required to be redeemed pursuant to this Paragraph (h) that have not been redeemed within thirty (30) days of the Series B Redemption Date at a rate of 15.0% per annum of the Series B Redemption Price from the Series B Redemption Date for so long as such shares remain outstanding.

5.           Conversion Prior to Redemption.  Notwithstanding the foregoing, if the Shareholder Approval is obtained prior to the Series B Redemption Date, whether or not a notice of Series B Election has been delivered to the Company, and whether or not the Company shall have previously sought, but failed to receive, the Shareholder Approval, the Series B shares shall be automatically converted into shares of Common Stock pursuant to and in accordance with Paragraph (f)(1) of this Section 10, and the Company shall have no obligation under this Paragraph (h) to redeem any shares of Series B Preferred Stock or any shares of Common Stock issued upon such conversion.

(i) Voting Rights; Information Rights.

1.           The holders of shares of Series B Preferred Stock shall not be entitled to vote, except as otherwise provided in paragraphs (i)(2) and (i)(3) of this Section 10 or as otherwise required by applicable law.

2.           For so long as at least 10% of the Series B Preferred Stock issued on the Original Issue Date remain outstanding, the Company shall not (by amendment, merger, consolidation or otherwise and either directly or through a subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 62.5% of the then outstanding shares of Series B Preferred Stock, voting together as a single class:

(A) alter or change the rights, preferences, powers or privileges of the shares of Series B Preferred Stock pursuant to an amendment to the Articles of Incorporation or Bylaws or otherwise;

(B) increase or decrease (other than by conversion) the total number of authorized or issued shares of Series B  Preferred Stock;

(C) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or on parity with the Series B Preferred Stock with respect to dividends or liquidation or amend the terms of any existing security to have a preference over or on parity with the Series B  Preferred Stock with respect to dividends or liquidation ;

(D) redeem, purchase or otherwise acquire any shares of Junior Stock or any series of preferred stock other than the Series B  Preferred Stock;

(E) declare, pay or set aside for payment any dividends on the Common Stock.

3.           For so long as at least 10% of the Series B Preferred Stock issued on the Original Issue Date remain outstanding, the Company shall not (by amendment, merger, consolidation or otherwise and either directly or through a subsidiary) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class, effect a Deemed Liquidation Event, provided that the provisions of this paragraph (i)(3) shall expire, and no such approval of the Series B Preferred Stock shall be required with respect to the matters set forth in this paragraph (i)(3), from and after such time as the Original Holders no longer Beneficially Own at least a majority of the outstanding shares of Series B Preferred Stock.

4.           Notwithstanding whether or not the Shareholder Approval shall have been obtained, the holders of shares of Series B Preferred Stock shall be entitled to notice of any shareholders’ meeting delivered to the holders of Common Stock in accordance with the Bylaws and to otherwise receive all other notices and information made available or delivered by the Company to the holders of Common Stock.

(j) Record Holders.  To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(k) Notices.

1.           General.  All notices or communications in respect of the Series B Preferred Stock shall be given to the holders of the Series B Preferred Stock in any manner permitted by the Depository Trust Company or any similar facility through which the Series B Preferred Stock is issued in book-entry form.

2.           Notice of Certain Events.  The Company shall, to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series B Preferred Stock of any event the occurrence of which would result in an adjustment to the Conversion Price, including the then applicable Conversion Price.

(l) Other Rights.  The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law and regulation.

(m) Maturity.  The Series B Preferred Stock shall be perpetual unless converted or redeemed in accordance with the terms of this Articles of Amendment.

(n) Replacement Certificates.

1. If physical certificates are issued, the Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company’s transfer agent (the “Transfer Agent”). The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

2. If physical certificates are issued, the Company shall not be required to issue any certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (1) above, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

III.

The foregoing amendment was duly adopted by the Company’s Board of Directors on December 1, 2010.  No shareholder action was required.

INSMED INCORPORATED

Dated: December 1, 2010

By:	/s/ Kevin P. Tully
Name: Kevin P. Tully
Title: Executive Vice President and Chief Financial Officer